Employment Agreement

AGREEMENT, dated as of December 22, 2016 (the “Agreement”), by and between Motus GI Holdings, Inc., a corporation organized under the State of Delaware (the “Company”), and Mark Pomeranz (the “Executive”).

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premise and of the mutual covenants and agreements herein contained, it is hereby agreed as follows:

ARTICLE I

Employment and Duties

1.01 General. Subject to the terms and conditions herein, the Executive shall serve as Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”). In such capacity, the Executive shall perform the duties and responsibilities to the Company commensurate with the Executive’s position and as may be reasonably assigned to the Executive from time to time by the Board. The Executive’s principal place of employment shall be in New Jersey as designated by the Company from time to time; provided, that the Executive understands and agrees that he shall spend an average of approximately two weeks of every month traveling on Company business as reasonably required by the Company principally to the Company’s offices in Haifa, Israel.

1.02 Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material compensatory services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Nothing herein shall be construed to prevent Executive from engaging in civic and not-for-profit activities so long as such activities do not interfere with Executive’s performance of his duties hereunder or present a conflict of interest with the Company.

ARTICLE II

Term of Employment

The Executive’s employment under this Agreement shall commence effective as of December 22, 2016 (the “Effective Date”), and shall, subject to the provisions regarding earlier termination in Section 4 below, terminate on December 22, 2019; provided, however, that the Term of the Executive’s employment shall be automatically extended without further action of either party for additional one year periods, unless either party gives notice of non-renewal at least 6 months prior to the expiration of the then effective Term. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term.”

ARTICLE III

Compensation and Other Benefits

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

3.01 Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $350,000, payable monthly in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

3.02 Signing Bonus. The Executive shall be receive a one-time signing bonus of $70,000 (the “Signing Bonus”), payable within 30 days of, and contingent upon, the closing of the share exchange of the Company with Motus GI Medical Technologies Ltd. and the initial closing of the current private placement offering of the Company, and provided the Executive remains employed by the Company as of such date.

3.03 Performance Bonus. Each year the Executive shall be eligible to receive a performance-based bonus of up to 25% of his Base Salary (the “Annual Bonus”), based upon his achievement of certain objectives as determined by the Compensation Committee of the Board (the “Compensation Committee”). The determination of whether such objectives have been achieved shall be made by the Compensation Committee in its sole judgment and discretion. The Annual Bonus shall only be deemed earned and payable if the Executive is actively employed in good standing by the Company on the date such bonuses are paid, which shall in no event be later than March 15 of the subsequent year to which said Annual Bonus is attributable.

3.04 Equity Interest.

Subject to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) and approval of the Board or the Compensation Committee, upon or immediately following the final closing of the private placement offering of the Company’s common stock, the Executive will be granted options to purchase up to the number of shares equal to three and three-fourths (3.75%) of the Fully-Diluted (as defined in the Plan) shares of the Company’s common stock, on the terms and conditions determined by the Board or the Compensation Committee, with an exercise price of $5.00 per share (provided that the Board or the Compensation Committee determines that such exercise price represents no less than fair market value per share on the date of grant in accordance with the Plan). Two percent (2.0%) of the shares subject to the option shall be fully vested immediately upon grant, one and one-half percent (1.5%) of the shares subject to the option shall be vested on a vesting schedule to be determined by the Compensation Committee, one-quarter of a percent (0.25%) of the shares subject to the option shall be vested three years from the Effective Date, and other terms and conditions with respect to the option shall be determined by the Compensation Committee. During the Term, subject to the terms and conditions established within the Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive also shall be eligible to receive from time to time stock options, stock unit awards, performance shares, performance units, incentive bonus awards, other cash-based awards and/or other stock-based awards (as permitted by the Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

The Option Grant shall contain the following additional terms:

(1) Upon the “change-in-control” of the Company, any unvested options shall become fully vested. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona tide equity financing event or public offering of the stock of the Company.

(2) If the Executive is terminated without Cause (as defined below), the Executive shall have six months from the date of termination to exercise the option as to any Common Shares that have vested on or prior to the effective date of termination.

(3) Any additional terms applicable to options based on the realized gross return of Series A Investors milestones shall vest and be earned on the same schedule as the Series A Investor realization events.

(4) Terms otherwise in accordance with the Company’s stock option plan as in effect as of the Effective Date.

3.05 Benefits. The Executive shall be eligible to participate in the Company’s health insurance plan (medical, dental and vision), or to the extent eligible, another company’s health insurance plan, with the Company paying (or in the case of another company paying, reimbursing) 75 percent of the cost of the health insurance premium and the Executive paying for the remainder. The Executive shall also be eligible to participate in all benefit plans that the Company may from time to time sponsor or provide the Executive access to.

3.06 Expenses. The Company shall reimburse the Executive for expenses reasonably incurred by the Executive in connection with his employment hereunder, including mobile telephone costs, and in accordance with any Company policies and procedures then in effect.

3.07 Business Travel. During the Term, the Executive shall be entitled to business class travel for all air travel related to the performance of his services hereunder that exceeds five hours’ scheduled flying time in duration.

3.08 Vacation. The Executive shall be entitled to accrue four weeks’ (20 business days) vacation time per calendar year commencing as of January 1, 2017. The Executive shall be permitted to carry over vacation time into the following calendar year; provided, however that any unused, accrued vacation time shall expire two years following the applicable year in which the vacation time was earned. The Executive shall receive payment for any unused, accrued vacation pay from Motus GI Medical Technologies Ltd. as of the Effective Date of this Agreement.

ARTICLE IV

Effect of Termination of Employment

4.01 Voluntary; For Cause. If, during the Term, the Executive voluntarily terminates his employment or his employment is terminated by the Company for Cause (defined below), then the Executive shall be entitled only to (i) unpaid Base Salary through and including the date of termination, (ii) amounts or vested benefits (including the vested portion of the Option Grant) required to be paid or provided by law or under any plan, program, policy or practice of the Company (together, “Accrued Compensation and Benefits”), and (iii) reimbursement of business expenses pursuant to Section 3(e) herein. In addition, any unvested portion of the Executive’s Option Grant and unpaid Bonus shall be forfeited without payment.

(A)	Termination for “Cause” shall mean termination of the Executive’s employment because of:

(1)	gross negligence or willful misconduct in the performance of the Executive’s duties hereunder, or if the Executive otherwise breaches this Agreetment;

(2)	the Executive’s failure to obey a lawful directive that is from the Board and appropriate to his position, which failure is not cured within 15 days written notice of the alleged failure to perform;

(3)	a material violation of the restrictive covenants described in Section 5 below or of any written employee conduct policy of the Company in effect from time to time; or

(4)	conviction of a felony or other serious crime; or

(5)	any other act or omission that results in material harm to the business, reputation of the Company.

4.02 Death; Disability; Without Cause. If, during the Term, the Executive dies or is permanently disabled, the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for “Good Reason” the Executive (or his estate) shall receive: (i) his Accrued Compensation and Benefits, (ii) continued payments following his termination of his Base Salary for twelve (12) months (the “Severance Payments”), (iii) reimbursement of business expenses pursuant to Section 3(e) herein, and (iv) 25% of any unvested options shall upon such termination vest. Any unvested portion of the Executive’s Option Grant and unpaid Bonus shall be forfeited without payment. If, following a termination of employment without Cause or due to permanent disability, the Executive breaches the provisions of Section 5 below, the Executive shall not be eligible, as of the date of such breach, for any additional Severance Payments, and any and all further obligations and agreements of the Company with respect to such payments shall thereupon cease. Additionally, if, following a termination of employment without Cause or due to permanent disability, the Executive accepts and commences alternate employment while receiving the Severance Payments, the base compensation received by Executive from such alternate employment shall be applied as an offset against future Severance Payments due the Executive. By way of example, if Executive is able to secure alternate employment at a monthly base salary rate of $20,000, the Executive’s monthly Severance Payment would be reduced by $20,000 during the remaining severance period.

4.03 Termination by Executive. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without Executive’s prior express written consent: (i) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a material demotion from his title, duties or responsibilities as in effect immediately prior to such change; (ii) a material breach of this Agreement by the Company; (iii) a failure by the Company to make any payments to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (iv) the Company’s performance of any illegal or civilly actionable act that materially damages Executive’s reputation or is considered harassment under Federal or New York State law; or (v) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clause (i) above, unless Executive shall have given written notice to the company specifying the Good Reason with reasonable particularity within (ninety) 90 days after the date Executive first knew or should reasonably have known of the occurrence of any such event and, within fifteen (15) days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clause (i) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

4.04 Specified Employee. If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of the Executive’s termination of employment, amounts or benefits (including the Severance Payments) that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six month period immediately following the termination of employment will instead be paid or provided, with interest on any delayed payment at the short-term applicable federal rate under Section 1274(d) of the Code (with monthly compounding and at the rate published for the month prior to the month in which the Executive’s termination of employment occurs), on the first business day after the date that is six months following the Executive’s termination of employment.

4.05 Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated with 30 days’ advance notice and by a written “Notice of Termination” to the other party hereto provided in accordance with Section 15 of this Agreement; provided, however, that in the event that the Company terminates the Executive for Cause, then termination will be effective immediately. Notwithstanding the foregoing, if the termination is for Cause, the Notice of Termination shall describe the basis for such termination, and if the termination for Cause is under the circumstances contemplated in Section 4.01(A)(2), (3) and (5), the Executive shall have the opportunity to provide a written response to the Company within five business days of receipt of the Notice of Termination.

ARTICLE V

confidentiality and other Restrictive Covenants

5.01 Confidentiality. Executive shall be provided with access to Confidential Information relating to Company, its business, potential business or that of its clients and customers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive’s direct or indirect act or omission. With respect to Confidential Information of Company and its clients and customers:

(A) Executive will use Confidential Information only in the performance of Executive’s duties for Company. Executive will not use Confidential Information at any time (during or after Executive’s employment with Company) for Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of Company and its clients and customers except to the extent permitted by applicable law, including to enable Executive to exercise any protected legal right he may have;

(B) Executive will not disclose Confidential Information at any time (during or after Executive’s employment with Company) except to authorized Company personnel, unless Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive’s direct or indirect act or omission) or as authorized by a court or regulatory agency.

(C) Executive will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Company in effect from time to time regarding storage, copying, destroying, and handling of documents; and

(D) Executive will return or destroy all materials, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of Company and its clients and customers, to Company when Executive’s employment relationship with Company terminates or otherwise on demand and, at that time Executive will certify to Company, in writing and under oath, that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of Company and its clients and customers.

(E) Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

5.02 Obligations to Other Persons. Executive does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Executive learned of during any previous employment or associations that would interfere with his ability to perform under this Agreement. Executive shall not disclose to Company or induce Company to use any secret or confidential information or material belonging to others, including, without limitation, Executive’s former employers, if any.

5.03 Covenants Against Competition and Solicitation.

(A) Executive acknowledges and understands that, Executive’s position with Company affords Executive extensive access to Confidential Information of the Company. Executive therefore agrees that during the course of Executive’s employment with Company and for twelve (12) months after termination of Executive’s employment with Company (for any reason or no reason) (collectively, “Restricted Period”), Executive shall not: (i) anywhere within the United States of America or any other country in which the Company then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or executive, engage in any business or other commercial activity which is engaged in or is seeking to engage in a “Competitive Business.” As used in this Agreement, “Competitive Business” shall mean any individual or enterprise engaged in (x) cleansing of body cavities, tubular structures or other orafices or devices added on or attached to endoscopes or (y) any other business competitive with the business of the Company on the date of termination.

(B) Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (A) any of the customers or clients of the Company, (B) any prospective customers or clients of the Company, or (C) any individual or entity who or which was within the most recent twelve (12) month period a customer or client of Company, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) an employee, consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of the Company, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship. A “prospective customer or client” is any individual or entity with respect to whom or which Company was engaged in a solicitation at any time during the twelve (12) months preceding his termination of Executive’s employment with Company and in which solicitation Executive was in any way involved, or about whom or which Executive had access to Confidential Information.

5.04 Non-Disparagement. Executive will not at any time (during or after Executive’s employment with Company) disparage the reputation of Company, its clients and customers and its or their respective officers, directors, agents or employees. Company will not at any time, (during or after Executive’s employment with Company) disparage the reputation of Executive. In the event that Company is asked to verify Executive’s employment with Company, Company will confirm only the dates of employment and position unless expressly authorized to provide additional information by Executive.

5.05 Cooperation With Investigations/Litigation. Executive agrees, upon Company’s request, to reasonably cooperate both during and after Executive’s employment with Company in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with Company. Executive will make himself reasonably available to consult with Company’s counsel, to provide information, and to appear to give testimony. Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

5.06 Reasonable Restrictions/Damages Inadequate Remedy. The Parties to this agreement acknowledge that the restrictions contained in this Article are reasonable and necessary to protect the legitimate business interests of Company and that any breach by Executive of any provision contained in this Article V or Article VI may result in immediate irreparable injury to Company for which a remedy at law would be inadequate. Accordingly, the Parties shall be entitled to temporary or permanent injunctive or other equitable relief (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach of the provisions of Articles V or VI, in addition to any other remedy that may be available whether at law or in equity.

5.07 Separate Covenants. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in this Article be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

ARTICLE VI

OWNERSHIP OF PROPRIETARY RIGHTS

6.01 Proprietary Rights. For the purposes of this Agreement, “Proprietary Rights” shall mean all right, title and interest (including any copyrights, patent rights, trademarks, servicemarks and trade names) in and to, or associated with, or arising from, any and all notes, data, reference materials, sketches, drawings, memoranda, documentation, and any and all work product conceived, created, reduced to any medium of expression and/or produced as part of the activities of Executive for the Company, including all written, graphical, pictorial, visual, audio, and audiovisual elements relating thereto, software code or records in any way incorporating or reflecting any Confidential Information and any original works of authorship, derivative works, inventions, developments, concepts, know-how, improvements, trade secrets or ideas, whether or not fixed in a tangible medium of expression, that are conceived or developed in whole or in part by the Executive alone or in conjunction with others, whether or not conceived or developed during regular working hours by, or in association with, the Company that are made through the use of any Confidential Information or any of the Company’s equipment, facilities, supplies, or trade secrets, or that relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by the Executive for the Company.

6.02 Ownership of Proprietary Rights. The Executive covenants and agrees with the Company that all Proprietary Rights shall belong exclusively to the Company, and the Executive agrees to assign and hereby assigns to the Company, all rights, title and interest throughout the world in and to all Proprietary Rights. The Executive agrees to promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, all Proprietary Rights. The Executive agrees that, upon request of the Company and without any separate remuneration or compensation, the Executive shall take such action and execute and deliver such documents and instruments as may be necessary or proper to vest in the Company all right, title and interest in and to all such Proprietary Rights. Without limiting the foregoing, the Executive further agrees that for any original works of authorship created by the Executive, the Company shall be deemed the author thereof under the United States Copyright Act; provided, however, that in the event and to the extent such works do not to constitute “works made for hire” as a matter of law, the Executive agrees to irrevocably assign and transfer, and hereby irrevocably assigns and transfers to the Company, all right, title and interest in and to such works, including but not limited to copyrights.

6.03 Maintenance of Records. The Executive covenants and agrees to take commercially reasonable measures to keep and maintain adequate and current written records of all inventions and works of authorship made by the Executive (solely or jointly with others) during the term of the Executive’s relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company policy, which may, from time to time, be revised at the sole election of the Company. The Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of services with the Company.

6.04 Recordation of Rights. The Executive covenants and agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s, or its designee’s, rights in the inventions and any copyrights, patents, trademarks, servicemarks, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents or other intellectual property rights relating thereto. The Executive further agrees that the obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of the Executive’s mental or physical incapacity or unavailability or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyrights, or other registrations covering inventions or works of authorship assigned or to be assigned to the Company or its designee as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that the Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

ARTICLE VII

Nonassignability; Binding Agreement

7.01 By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

7.02 By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except to an affiliate of the Company or as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

7.03 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

ARTICLE VIII

Withholding

Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

ARTICLE IX

Section 409A

9.01 The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. This Section 9.01 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

9.02 To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation § 1.409A-3(i)(l)(iv) (or any similar or successor provisions), and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

ARTICLE X

Indemnification

The Company indemnifies Executive to the maximum extent provided in the Company’s By-Laws and organizational documents, as currently in effect. Executive shall be entitled to coverage under the directors and officers liability insurance on terms no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company and which the Company shall maintain with minimum coverage of $1 million.

ARTICLE XI

Amendment; Waiver

This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

ARTICLE XII

Governing Law

All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law.

ARTICLE XIII

Arbitration

With the exception of the Company’s right to seek injunctive relief in a court of competent jurisdiction to enforce Articles V and VI, any dispute or controversy arising out of or relating to this Agreement or Executive’s performance thereunder shall be exclusively settled by arbitration before a single arbitrator to be held in New York County, New York, in accordance with the rules then in effect of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and the Executive shall separately pay their own counsel fees and expenses. The arbitrator shall apply the laws of the State of New York with respect to interpretation, construction or enforcement of this Agreement without giving effect to the principles of conflicts of law.

ARTICLE XIV

Survival of Certain Provisions

The rights and obligations set forth Articles V and VI shall survive any termination or expiration of this Agreement.

ARTICLE XV

Entire Agreement; Supersedes Previous Agreements

This Agreement, including the Confidentiality and Proprietary Information Agreement attached to this Agreement as Exhibit A, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

ARTICLE XVI

Counterparts

This Agreement may be executed by either of the parties hereto in counterparts, via electronic or facsimile signature, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

ARTICLE XVII

Headings

The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE XVIII

Notices

All notices or communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

Motus GI Holdings, Inc.

150 Union Square,

New Hope, PA 18938

With a copy (which shall not constitute notice) to:

Steven Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York

Or at such other address at which the Company may from time to time maintain its principal executive offices.

If to the Executive:

Mark Pomeranz

20 Laurelwood Drive

Bernardsville, NJ 07924

Telephone: 908-745-8599

With a copy (which shall not constitute notice) to:

Edward H. Pomeranz, Esq.

Graubard Miller

405 Lexington Avenue

New York, NY 10174, USA

Telephone: 212-818-8800

Facsimile: 212-818-8881

Or such other addresses as shall be furnished by like notice by the Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer, and the Executive has executed this Agreement, as of the day and year first written above.

MOTUS GI HOLDINGS, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	Chief Financial Officer

THE EXECUTIVE

/s/ Mark Pomeranz
Mark Pomeranz